Exhibit 1

CALL FOR AN ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING

VISTA ENERGY, S.A.B. DE C.V.

As provided by Articles 181, 182 and 183 of the General Law of Commercial Companies (Ley General de Sociedades Mercantiles; “LGSM”) and by Articles eighteenth, nineteenth and twentieth of the current by-laws of Vista Energy, S.A.B. de C.V. (the “Company”), the shareholders of the Company (the “Shareholders”) are hereby called to an ORDINARY AND EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETING, to be held at 10:00 a.m. on April 23, 2024, in Mexico City, United Mexican States (“Mexico”), corporate domicile of the Company, in the meeting room located at Torre Virreyes, Pedregal No. 24, 24th Floor, Colonia Molino del Rey, Zip Code 11040, Miguel Hidalgo (the “Annual Ordinary and Extraordinary General Shareholders’ Meeting”), in order to discuss the following:

AGENDA OF THE ORDINARY GENERAL MEETING

I.

Presentation, discussion, and, if appropriate, approval of the Company’s Chief Executive Officer report prepared in accordance with article 172 of the LGSM and articles 28, section IV and 44, section XI of the Securities Market Law (Ley del Mercado de Valores; “LMV”), same which includes the presentation of the individual and consolidated financial statements of the Company, together with the external auditor´s report, in connection with the results and operations of the Company for the corporate year ended on December 31, 2023, as well as the Board of Director’s opinion regarding the content of such report issued by the Chief Executive Officer of the Company.

II.

Presentation, discussion, and, if appropriate, approval of the Company’s Board of Directors report pursuant to Article 172, section b) of the LGSM, on the main accounting and reporting policies and criteria used by the Company in the preparation of its financial information.

III.

Presentation, discussion, and, if appropriate, approval of the Company’s Board of Directors report on the operations and activities in which such Board of Directors intervened pursuant to Article 28, section IV, subsection e) of the LMV.

IV.

Presentation, discussion, and, if appropriate, approval of the annual reports of the chairman of the Audit Committee and Corporate Practices Committee regarding the activities carried out by such committees pursuant to Article 43, subsections I and II of the LMV.

V.

Presentation, discussion, and, if appropriate, approval of the Company’s Board of Directors report referred to in the policies for the acquisition and disposition of shares representative of the capital stock of the Company.

VI.	Proposal, discussion, and, if applicable, approval of the compensation plan for the members of the Board of Directors.

VII.	Appointment of delegates to comply with and, as appropriate, formalize the resolutions adopted at the Annual Ordinary General Shareholders’ Meeting; associated resolutions.

AGENDA OF THE EXTRAORDINARY GENERAL MEETING

I.	Proposal, discussion, and, if applicable, approval of certain amendments to the Company’s bylaws in connection with the recent amendments to the LMV and the LGSM.

II.	Appointment of delegates to comply with and, as appropriate, formalize the resolutions adopted at the Extraordinary General Shareholders’ Meeting; associated resolutions.

We remind the Shareholders that in order to be admitted to the Annual Ordinary and Extraordinary General Shareholders’ Meeting, they are required to provide a deposit certificate (constancia de depósito) issued by the S.D. Indeval, Institución para el Depósito de Valores, S.A. de C.V., together with, if applicable, the supplementary list referred to in the LMV, no later than three business days prior to the date of the Annual Ordinary and Extraordinary General Shareholders’ meeting hereby called, at the aforementioned address, between 9:00 to 14:00 hours and 16:30 to 19:00 hours, from Monday to Friday, during business days. Upon delivery of such deposit certificates (constancias de depósito) by the Shareholders, entry passes will be issued without which such Shareholders will not be allowed to participate in the Annual Ordinary and Extraordinary General Shareholders’ Meeting. Shareholders can attend the Annual Ordinary and Extraordinary General Shareholders’ Meeting personally or represented by an attorney-in-fact appointed by means of a power of attorney granted in terms of the templates provided by the Company pursuant to Article 49, section III of the LMV or by means of a power of attorney granted in accordance with civil law and also pursuant to the provisions set forth in article 192 of the LGSM. The template of power of attorney and other documents related to the Agenda are available for consultation at the address set forth above as well as on the website of the Company: http://www.vistaenergy.com/en/investors/.

Mexico City, Mexico as of March 11, 2024

By:	/s/ Miguel Matías Galuccio

Name:	Miguel Matías Galuccio

Position:	Chairman of the Board of Directors of
Vista Energy, S.A.B. de C.V.

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